                                                             OMB APPROVAL
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14A-11(c) or Section 240.14a-12


                   Income Opportunity Realty Investors, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS
FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (11-01)

                   INCOME OPPORTUNITY REALTY INVESTORS, INC.
                                 DALLAS, TEXAS

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 10, 2003

Dear Stockholder:

     You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Income Opportunity Realty Investors, Inc. to be held on Tuesday, June 10, 2003, at 10:00 a.m. at 1800 Valley View Lane, Suite 300, Dallas, Texas.

     This year you will be asked to vote in favor of one proposal for the election of four directors. The proposal is more fully explained in the attached proxy statement, which we encourage you to read.

     Whether you plan to attend or not, please sign, date and return the enclosed proxy card in the envelope provided or vote by telephone or through the designated internet site. Thank you for your cooperation.

Dated: April 30, 2003

                                           /s/ ROBERT A. WALDMAN
                                           Robert A. Waldman
                                           Senior Vice President, General
                                           Counsel and Corporate Secretary

                   INCOME OPPORTUNITY REALTY INVESTORS, INC.

                                PROXY STATEMENT

DATE:                            Tuesday, June 10, 2003

TIME:                            10:00 a.m. (Central time)

PLACE:                           1800 Valley View Lane, Suite 300, Dallas, Texas

AGENDA: One proposal, numbered as Item 1 on the proxy card, for the election of four nominees as directors of Income Opportunity Realty Investors, Inc. ("IORI").

WHO CAN VOTE:                    All holders of record of our common stock at
                                 the close of business on April 24, 2003, are entitled to vote. Holders of the common stock are entitled to one vote per share at the Annual Meeting. The common stock is the only class of our securities entitled to vote at the Annual Meeting.

PROXIES SOLICITED BY:            Your vote and proxy is being solicited by our
                                 Board of Directors for use at the Annual
                                 Meeting. This Proxy Statement and enclosed
                                 proxy card is sent on behalf of our Board of
                                 Directors to all stockholders beginning on
                                 April 30, 2003. By completing, signing and
                                 returning your proxy card, you will authorize
                                 the persons named on the proxy card to vote
                                 your shares according to your instructions.

PROXIES: If you do not indicate how you wish to vote for one or more of the nominees for director, the persons named on the proxy card will vote FOR election of all the nominees for director (Proposal 1). If you "withhold" your vote for any of the nominees, this will be counted as a vote AGAINST that nominee.

REVOKING YOUR PROXY:             You can revoke your proxy by:

                                 - writing to the Corporate Secretary (at 1800
                                   Valley View Lane, Suite 300, Dallas, Texas
                                   75234) before the Annual Meeting;

                                 - voting again via mail; or

                                 - casting your vote in person at the Annual
                                   Meeting. Your last vote will be the vote that is counted.

QUORUM: As of April 24, 2003, there were 1,438,945 shares of common stock issued and outstanding. The holders of the common stock have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 719,473 votes constitutes a quorum for adopting the proposals at the Annual Meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed. If a broker holding your shares in "street" name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.

VOTES OF MANAGEMENT AND
AFFILIATES:                      As of April 24, 2003, management and affiliates
                                 held 1,127,501 shares representing
                                 approximately 78.4% of the shares outstanding.
                                 Management intends to vote such shares for each proposal in accordance with the recommendation of the Board of Directors.

MULTIPLE PROXY CARDS:            If you receive multiple proxy cards, this
                                 indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

COSTS OF PROXY SOLICITATION:     Some of our directors, officers and employees
                                 may solicit proxies personally, without any additional compensation, by telephone or mail.
                                 Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

QUESTIONS:                       You may call our Investor Relations Department
                                 at (469) 522-4245 if you have any questions.

                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT

                               BOARD OF DIRECTORS

                             ELECTION OF DIRECTORS
                          ITEM NO. 1 ON THE PROXY CARD

     Four directors are to be elected at the Annual Meeting. Each director elected will hold office until the 2004 Annual Meeting. All of the nominees for director are now serving as directors. The nominees for election as director are:

                                                                     DIRECTOR
NAME                                                           AGE    SINCE
----                                                           ---   --------
Henry A. Butler.............................................   52      2001
Earl D. Cecil...............................................   73      2002
Ted P. Stokely..............................................   69      1990
Martin L. White.............................................   63      1995

     The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors. Cumulative voting for the election of directors is not permitted.

     All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute nominee.

DIRECTOR BIOGRAPHIES

     The nominees for directors are listed below, together with their terms of service, all positions and offices with IORI or IORI's advisor, Basic Capital Management, Inc. ("BCM"), other principal occupations, business experience and directorships with other companies during the last five years or more. The designation "Affiliated", when used below with respect to a director, means that the director is an officer, director or employee of the Advisor or an officer of IORI. The designation "Independent", when used below with respect to a director, means the director is neither an officer of IORI nor a director, officer or employee of the Advisor, although IORI may have certain business or professional relationships with such director as discussed below under "Certain Business Relationships and Related Transactions".

       NAME, PRINCIPAL OCCUPATIONS, BUSINESS EXPERIENCE AND DIRECTORSHIPS

HENRY A. BUTLER                    Director (Affiliated)
                                   (since December 2001).
Broker -- Land Sales (since 1992) of BCM; Owner/Operator (1989 to 1991) of Butler Interests,
Inc.; and Director (since December 2001) of Transcontinental Realty Investors, Inc. ("TCI").
EARL D. CECIL                      Director (Independent)
                                   (since March 2002).
Financial and business consultant (since January 1994); Division Vice President (February 1987 to December 1993) of James Mitchell & Company, a financial services marketing organization;
Director (since November 2001) of American Realty Investors, Inc. ("ARI"); and Director (since
March 2002) of TCI.
TED P. STOKELY                     Director (Independent) (since April 1990) and Chairman of
                                   the Board (since January 1995).
General Manager (since January 1995) of ECF Senior Housing Corporation, a nonprofit corporation; General Manager (since January 1993) of Housing Assistance Foundation, Inc., a
nonprofit corporation; Part-time unpaid consultant (since January 1993) of Eldercare Housing
Foundation, a nonprofit corporation; General Manager (since April 2002) of Unified Housing
Foundation, Inc., a nonprofit corporation; Director and Chairman of the Board (since November
2002) of ARI; and Director (since April 1990) and Chairman of the Board (since January 1995) of
TCI.
MARTIN L. WHITE                    Director (Independent)
                                   (since January 1995).
Chief Executive Officer (since 1995) of Builders Emporium, Inc.; Chairman and Chief Executive
Officer (since 1993) of North American Trading Company, Ltd.; President and Chief Operating
Officer (since 1992) of Community Based Developers, Inc.; and Director (since January 1995) of
TCI.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held 10 meetings during 2002. For such year, no incumbent director attended fewer than 75 percent of the aggregate of (1) the total number of meetings held by the Board during the period for which he had been a director and (2) the total number of meetings held by all committees of the Board on which he served during the period that he served.

     The Board of Directors has an Audit Committee, the function of which is to review IORI's operating and accounting procedures.

     The Board of Directors does not have Nominating or Compensation Committees.

AUDIT COMMITTEE

     The Audit Committee meets periodically with the independent auditors and
(1) reviews annual financial statements and the independent auditors' work and report thereon, (2) reviews the independent auditors' report on internal controls and related matters, (3) selects and recommends to the Board of Directors the appointment of the independent auditors, (4) reviews the letter of engagement and statement of fees which pertain to the scope of the annual audit and certain special audit and non-audit work which may be required or suggested by the independent auditors, (5) receives and reviews information pertaining to internal audits, (6) directs and supervises special investigations and, (7) performs any other functions deemed appropriate by the Board of Directors. Members of the Audit Committee are Messrs. Stokely, Cecil and White, each of whom is independent (as defined in Section 121(A) of the American Stock Exchange Company Guide). The

Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee met four times during 2002.

AUDIT COMMITTEE REPORT

     The Audit Committee oversees IORI's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Committee reviewed with the independent auditors, the auditors' judgments as to the quality, not just the acceptability, of IORI's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and IORI, including the matters in the written disclosures required by the Independence Standards Board.

     The Committee discussed with IORI's independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of IORI's internal controls, and the overall quality of its' financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Committee also recommended, subject to Board approval, the selection of IORI's independent auditors.

                                            AUDIT COMMITTEE

                                            Ted P. Stokely
                                            Earl D. Cecil
                                            Martin L. White

Dated: April 24, 2003

OLIVE LITIGATION

     In February 1990, IORI, together with Continental Mortgage and Equity Trust ("CMET"), TCI and National Income Realty Trust ("NIRT"), three real estate entities with, at the time, the same officers, directors or trustees and advisor as IORI, entered into a settlement (the "Settlement") of a class and derivative action entitled Olive et al. v. National Income Realty Trust et al. relating to the operation and management of each of the entities. On April 23, 1990, the court granted final approval of the terms of the Settlement. The Settlement was modified in 1994 (the "Modification").

     On January 27, 1997, the parties entered into an amendment to the Modification, effective January 9, 1997 (the "First Amendment"). The First Amendment provided for the settlement of additional matters raised by plaintiffs' counsel in 1996. The Court issued an order approving the First Amendment on July 3, 1997.

     The First Amendment provided that IORI's Board retain a management/compensation consultant or consultants to evaluate the fairness of the BCM advisory contract and any contract of its affiliates with IORI, CMET and TCI, including, but not limited to, the fairness to IORI, CMET and TCI of such contracts relative to other means of administration. In 1998, the Board engaged a management/compensation consultant to perform the evaluation which was completed in September 1998.

     In 1999, plaintiffs' counsel asserted that the Board did not comply with the provision requiring such engagement and requested that the Court exercise its retained jurisdiction to determine whether there was a breach of this provision of the First Amendment. In January 2000, the Board engaged another management/compensation consultant to perform the required evaluation again. This evaluation was completed in April 2000 and was provided to plaintiffs' counsel. The Board believed that any alleged breach of the First Amendment had been fully remedied by the Board's engagement of the second consultant. Although several status conferences have been held on this matter, there has been no Court order resolving whether there was any breach of the First Amendment.

     In October 2000, plaintiffs' counsel asserted that the stock option agreement to purchase TCI shares, which was entered into by IORI and an affiliate, American Realty Investors, Inc. ("ARI"), in October 2000 with Gotham Partners, breached a provision of the Modification. As a result of this assertion, IORI assigned all of its rights to purchase the TCI shares under this stock option agreement to ARI.

     The Board believed that the provisions of the Settlement, Modification and the First Amendment terminated on April 28, 1999. However, in September 2000, the Court ruled that certain provisions of the Modification continued to be effective after the termination date. This ruling was appealed to the United States Court of Appeals for the Ninth Circuit by IORI and TCI.

     On October 23, 2001, IORI, TCI and ARI jointly announced a preliminary agreement with the plaintiff's legal counsel for complete settlement of all disputes in the lawsuit. In February 2002, the court granted final approval for the proposed settlement (the "Second Amendment"). Under the Second Amendment, the appeal has been dismissed and ARI agreed to either (1) acquire all of the outstanding common shares of IORI and TCI not currently owned by ARI for a cash payment or shares of ARI Preferred Stock or (2) make tender offers for all of the outstanding common shares of IORI and TCI not currently owned by ARI. On November 15, 2002, ARI commenced tender offers for the IORI and TCI shares. The tender offers were completed on March 18, 2003. ARI paid $19.00 cash per IORI share and $17.50 cash per TCI share for the stock tendered by non-affiliated stockholders. ARI acquired 265,036 IORI shares and 1,213,226 TCI shares. The completion of the tender offers fulfills the obligations under the Second Amendment and the Olive Litigation has been dismissed with prejudice.

EXECUTIVE OFFICERS

     The following persons currently serve as executive officers of IORI: Mark
W. Branigan, Executive Vice President -- Residential; Louis J. Corna, Executive Vice President -- Tax; and Ronald E. Kimbrough, Acting Principal Executive Officer, Executive Vice President and Chief Financial Officer. Their positions with IORI are not subject to a vote of stockholders. The age, terms of service, all positions and offices with IORI or BCM, other principal occupations, business experience and directorships with other companies during the last five years or more of each executive officer are set forth below.

                                                                                                 AGE
                                                                                                 ---
MARK W. BRANIGAN                    Executive Vice President -- Residential (since June 2001),   48
                                    Executive Vice President and Chief Financial Officer
                                    (August 2000 to June 2001), Vice President -- Director of
                                    Construction (August 1999 to August 2000) and Executive
                                    Vice President -- Residential Asset Management (January
                                    1992 to October 1997).
Executive Vice President -- Residential (since June 2001), Executive Vice President and Chief
Financial Officer (August 2000 to June 2001), Vice President -- Director of Construction
(August 1999 to August 2000) and Executive Vice President -- Residential Asset Management
(January 1992 to October 1997) of BCM, TCI and American Realty Trust, Inc. ("ART"); Executive
Vice President and Chief Financial Officer (since August 2000) and Director (September 2000 to
June 2001) of ARI; and real estate consultant (November 1997 to July 1999).

                                                                                                 AGE
                                                                                                 ---
LOUIS J. CORNA                      Executive Vice President -- Tax (since October 2001),        55
                                    Executive Vice President and Chief Financial Officer (June
                                    2001 to October 2001), and Senior Vice President -- Tax
                                    (December 2001 to June 2001).
Executive Vice President -- Tax (since October 2001), Executive Vice President and Chief
Financial Officer (June 2001 to October 2001), and Senior Vice President -- Tax (December 2000
to June 2001) of BCM, ARI and TCI; Private Attorney (January 2000 to December 2000); Vice
President -- Taxes and Assistant Treasurer (March 1998 to January 2000) of IMC Global, Inc.;
and Vice President -- Taxes (July 1991 to February 1998) of Whitman Corporation.
RONALD E. KIMBROUGH                 Acting Principal Executive Officer, Executive Vice           50
                                    President and Chief Financial Officer (since January
                                    2002).
Acting Principal Executive Officer, Executive Vice President and Chief Financial Officer
(since January 2002) of BCM, ARI and TCI; Controller (from September 2000 to January 2002) of
BCM; Vice President and Treasurer (from January 1998 to September 2000) of Syntek West, Inc.
and One Realco Corporation; and Consultant (1997).

OFFICERS

     Although not an executive officer of IORI, Robert A. Waldman currently serves as Senior Vice President, Secretary and General Counsel. His position with IORI is not subject to a vote of stockholders. His age, term of service, all positions and offices with IORI or BCM, other principal occupations, business experience and directorships with other companies during the last five years or more are set forth below.

                                                                                                 AGE
                                                                                                 ---
ROBERT A. WALDMAN                   Senior Vice President and General Counsel (since January     50
                                    1995), Vice President (December 1990 to January 1995) and
                                    Secretary (December 1993 to February 1997 and since June
                                    1999).
Senior Vice President and General Counsel (since January 1995), Vice President (December 1990 to January 1995) and Secretary (December 1993 to February 1997 and since June 1999) of TCI;
Senior Vice President and General Counsel (since January 1995), Vice President (January 1993 to January 1995) and Secretary (since December 1989) of ART; Senior Vice President and General
Counsel (since November 1994), Vice President and Corporate Counsel (November 1989 to November
1994) and Secretary (since November 1989) of BCM; and Senior Vice President, Secretary and
General Counsel (since August 2000) of ARI.

     In addition to the foregoing officers, IORI has several vice presidents and assistant secretaries who are not listed herein.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Under the securities laws of the United States, IORI's Directors, executive officers, and any persons holding more than 10 percent of IORI's shares of Common Stock are required to report their ownership of IORI's shares and any changes in that ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established and IORI is required to report any failure to file by these dates during 2002. All of these filing requirements were satisfied by its Directors and executive officers and 10 percent holders. In making these statements, IORI has relied on the written representations of its incumbent Directors and executive officers and its 10 percent holders and copies of the reports that they have filed with the Commission.

THE ADVISOR

     Although the Board of Directors is directly responsible for managing the affairs of IORI and for setting the policies which guide it, the day-to-day operations are performed by BCM under the supervision of the

Board. The duties of BCM include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities as well as financing and refinancing sources. BCM also serves as a consultant to the Board in connection with the business plan and investment decisions made by the Board.

     BCM has served as IORI's advisor since March 1989. BCM is a company of which Messrs. Branigan, Corna and Kimbrough serve as executive officers. BCM is indirectly owned by a trust for the children of Gene E. Phillips. Mr. Phillips is not an officer or director of BCM, but serves as a representative of the trust, is involved in daily consultation with the officers of BCM and has significant influence over the conduct of BCM's business, including the rendering of advisory services and the making of investment decisions for itself and IORI.

     Under the Advisory Agreement, BCM is required to annually formulate and submit for Board approval a budget and business plan containing a 12-month forecast of operations and cash flow, a general plan for asset sales and purchases, borrowing activity, and other investments. BCM is required to report quarterly to the Board on IORI's performance against the business plan. In addition, all transactions require prior Board approval unless they are explicitly provided for in the approved business plan or are made pursuant to authority expressly delegated to BCM by the Board.

     The Advisory Agreement also requires prior approval of the Board for the retention of all consultants and third party professionals, other than legal counsel. The Advisory Agreement provides that BCM shall be deemed to be in a fiduciary relationship to the stockholders; contains a broad standard governing BCM's liability for losses by IORI; and contains guidelines for BCM's allocation of investment opportunities as among itself, IORI and other entities it advises.

     The Advisory Agreement provides for BCM to be responsible for the day-to-day operations of IORI and to receive an advisory fee comprised of a gross asset fee of .0625 percent per month (.75 percent per annum) of the average of the gross asset value (total assets less allowance for amortization, depreciation or depletion and valuation reserves) and an annual net income fee equal to 7.5 percent of IORI's net income.

     The Advisory Agreement also provides for BCM to receive an annual incentive sales fee equal to 10 percent of the amount, if any, by which the aggregate sales consideration for all real estate sold by IORI during the fiscal year exceeds the sum of: (1) the cost of each property as originally recorded in IORI's books for tax purposes (without deduction for depreciation, amortization or reserve for losses), (2) capital improvements made to such assets during the period owned, and (3) all closing costs, (including real estate commissions) incurred in the sale of such property. However, no incentive fee shall be paid unless (a) such real estate sold in such fiscal year, in the aggregate, has produced an 8 percent simple annual return on the net investment, including capital improvements, calculated over the holding period before depreciation and inclusive of operating income and sales consideration and (b) the aggregate net operating income from all real estate owned for each of the prior and current fiscal years shall be at least 5 percent higher in the current fiscal year than in the prior fiscal year.

     Additionally, under the Advisory Agreement, BCM or an affiliate of BCM is to receive an acquisition commission for supervising the acquisition, purchase or long-term lease of real estate equal to the lesser of (1) up to 1 percent of the cost of acquisition, inclusive of commissions, if any, paid to nonaffiliated brokers or (2) the compensation customarily charged in arm's - length transactions by others rendering similar property acquisition services as an ongoing public activity in the same geographical location and for comparable property; provided that the aggregate purchase price of each property (including acquisition fees and all real estate brokerage commissions) may not exceed such property's appraised value at acquisition.

     The Advisory Agreement requires BCM or any affiliate of BCM to pay to IORI one - half of any compensation received from third parties with respect to the origination, placement or brokerage of any loan made by IORI. However, the compensation retained by BCM or any affiliate of BCM shall not exceed the lesser of (1) 2 percent of the amount of the loan commitment or (2) a loan brokerage and commitment fee which is reasonable and fair under the circumstances.

     The Advisory Agreement also provides that BCM or an affiliate of BCM is to receive a mortgage or loan acquisition fee with respect to the purchase of any existing mortgage loan equal to the lesser of (1) 1 percent of the amount of the loan purchased or (2) a loan brokerage or commitment fee which is reasonable and fair under the circumstances. Such fee will not be paid in connection with the origination or funding of any mortgage loan by IORI.

     Under the Advisory Agreement, BCM or an affiliate of BCM also is to receive a mortgage brokerage and equity refinancing fee for obtaining loans or refinancing on properties equal to the lesser of (1) 1 percent of the amount of the loan or the amount refinanced or (2) a brokerage or refinancing fee which is reasonable and fair under the circumstances. However, no such fee shall be paid on loans from BCM or an affiliate of BCM without the approval of the Board of Directors. No fee shall be paid on loan extensions.

     Under the Advisory Agreement, BCM is to receive reimbursement of certain expenses incurred by it in the performance of advisory services to IORI.

     Under the Advisory Agreement, all or a portion of the annual advisory fee must be refunded by BCM if the operating expenses of IORI (as defined in the Advisory Agreement) exceed certain limits specified in the Advisory Agreement based on the book value, net asset value and net income of IORI during the fiscal year. BCM was required to refund $268,000 of the 2002 annual advisory fee under this provision.

     Additionally, if management were to request that BCM render services other than those required by the Advisory Agreement, BCM or an affiliate of BCM is separately compensated for such additional services on terms to be agreed upon from time to time. IORI has hired Triad Realty Services, Ltd. ("Triad"), an affiliate of BCM, to provide management for IORI's properties and IORI has engaged, on a non - exclusive basis, Regis Realty I, LLC. ("Regis"), a related party, on a non-exclusive basis to perform brokerage services for IORI.

     BCM may only assign the Advisory Agreement with the prior consent of IORI.

     The directors and principal officers of BCM are set forth below.

Mickey N. Phillips:..................  Director
Ryan T. Phillips:....................  Director
Mark W. Branigan:....................  Executive Vice President -- Residential
Louis J. Corna:......................  Executive Vice President -- Tax
Ronald E. Kimbrough:.................  Acting Principal Executive Officer, Executive Vice
                                       President and Chief Financial Officer
Dan S. Allred:.......................  Senior Vice President -- Land Development
Michael E. Bogel:....................  Senior Vice President -- Projects Manager
Robert A. Waldman:...................  Senior Vice President, Secretary and General Counsel

     Mickey N. Phillips is Gene E. Phillips' brother and Ryan T. Phillips is Gene E. Phillips' son. Gene E. Phillips serves as a representative of the trust, established for the benefit of his children, which indirectly owns BCM and, in such capacity, has substantial contact with the management of BCM and input with respect to its performance of advisory services for IORI.

PROPERTY MANAGEMENT

     Affiliates of BCM have provided property management services. Currently, Triad provides such property management services for a fee of 5 percent or less of the monthly gross rents collected on the residential properties under its management and 3 percent or less of the monthly gross rents collected on the commercial properties under its management. Triad subcontracts with other entities for the provision of the property - level management services to IORI at various rates. The general partner of Triad is BCM. Triad subcontracts the property - level management and leasing of IORI's five office buildings and one commercial property owned by a real estate partnership in which IORI and TCI are partners to Regis, a related party. Regis is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Triad.

REAL ESTATE BROKERAGE

     Regis also provides real estate brokerage services on a non-exclusive basis. Regis is entitled to receive a real estate brokerage commission for property acquisitions and sales in accordance with the following sliding scale of total fees to be paid: (1) maximum fee of 4.5 percent on the first $2.0 million of any purchase or sale transaction of which no more than 3.5 percent would be paid to Regis or affiliates; (2) maximum fee of 4 percent on transaction amounts between $2.0 million to $5.0 million of which no more than 3 percent would be paid to Regis or affiliates; (3) maximum fee of 3 percent on transaction amounts between $5.0 million to $10.0 million of which no more than 2 percent would be paid to Regis or affiliates; and (4) maximum fee of 2 percent on transaction amounts in excess of $10.0 million of which no more than 1.5 percent would be paid to Regis or affiliates.

EXECUTIVE COMPENSATION

     IORI has no employees, payroll or benefit plans and pays no compensation to its executive officers. The executive officers of IORI who are also officers or employees of BCM, IORI's advisor, are compensated by BCM. Such executive officers perform a variety of services for BCM and the amount of their compensation is determined solely by BCM. BCM does not allocate the cash compensation of its officers among the various entities for which it serves as advisor.

     The only remuneration paid by IORI is to the Directors who are not officers or directors of BCM or its affiliated companies. The Independent Directors (1) review the business plan of IORI to determine that it is in the best interest of the stockholders, (2) review the advisory contract, (3) supervise the performance of IORI's advisor and review the reasonableness of the compensation paid to the advisor in terms of the nature and quality of services performed,
(4) review the reasonableness of the total fees and expenses of IORI and (5) select, when necessary, a qualified independent real estate appraiser to appraise properties acquired.

     Each Independent Director receives compensation in the amount of $15,000 per year plus reimbursement for expenses, and the Chairman of the Board receives an additional fee of $1,500 per year for serving in such position. The members of the Audit Committee receive a fee of $250 for each committee meeting attended. In addition, each Independent Director receives an additional fee of $1,000 per day for any special services rendered by him to IORI outside of his ordinary duties as Director, plus reimbursement of expenses.

     During 2002, $43,557 was paid to the Independent Directors in total Directors' fees for all services, including the annual fee for service during the period January 1, 2002, through December 31, 2002, and 2002 special service fees as follows: Earl D. Cecil, $12,057; Ted P. Stokely, $16,500; and Martin L. White, $15,000.

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on IORI's Common Stock with the Dow Jones Equity Market Index ("DJ Equity Index") and the Dow Jones Real Estate Investment Index ("DJ Real Estate Index"). The comparison assumes that $100 was invested on December 31, 1997, in shares of IORI Common Stock and in each of the indices and further assumes the reinvestment of all dividends. Past performance is not necessarily an indicator of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                              (PERFORMANCE GRAPH)

                        1997      1998      1999      2000      2001      2002
                       -------   -------   -------   -------   -------   -------
IORI................   100.00     58.11     55.37     88.29    197.12    204.24
DJ Equity Index.....   100.00    124.90    153.28    139.07    122.50     95.45
DJ Real Estate
  Index.............   100.00     78.88     74.69     95.24    106.49    110.35

     Security Ownership of Certain Beneficial Owners and Management

     Security Ownership of Certain Beneficial Owners. The following table sets forth the ownership of IORI Common Stock, both beneficially and of record, both individually and in the aggregate, for those persons or entities known by IORI to be beneficial owners of more than 5 percent of its outstanding Common Stock as of the close of business on April 24, 2003.

                                                              AMOUNT AND
                                                              NATURE OF
                                                              BENEFICIAL   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNER       CLASS(1)
------------------------------------                          ----------   ----------
American Realty Investors, Inc. ............................    674,971(2)   46.9%
  1800 Valley View Lane
  Suite 300
  Dallas, Texas 75234
EQK Holdings, Inc.(3).......................................    409,935      28.5%
  1800 Valley View Lane
  Suite 300
  Dallas, Texas 75234
Income Opportunity Acquisition Corporation(4)...............    265,036      18.0%
  1800 Valley View Lane
  Suite 300
  Dallas, Texas 75234
Transcontinental Realty Investors, Inc. ....................    345,728      24.0%
  1800 Valley View Lane
  Suite 300
  Dallas, Texas 75234
Basic Capital Management, Inc.(5)...........................    106,802       7.4%
  1800 Valley View Lane
  Suite 300
  Dallas, Texas 75234

---------------

(1) Percentage is based upon 1,438,945 shares of Common Stock outstanding at April 24, 2003.

(2) Includes 409,935 shares owned by EQK Holdings, Inc. ("EQK") and 265,036 shares owned by Income Opportunity Acquisition Corporation ("IOAC").

(3) EQK is a wholly-owned subsidiary of ARI.

(4) IOAC is a wholly-owned subsidiary of ARI.

(5) BCM serves as the contractual advisor to ARI, IORI and TCI.

     Security Ownership of Management. The following table sets forth the ownership of IORI's Common Stock, both beneficially and of record, both individually and in the aggregate for the Directors and executive officers of IORI as of the close of business on April 24, 2003.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL      PERCENT OF
NAME OF BENEFICIAL OWNER                                            OWNER           CLASS(1)
------------------------                                      ------------------   ----------
Mark W. Branigan............................................  1,127,501(2)(3)(4)     78.4%
Henry A. Butler.............................................    345,728(2)           24.0%
Earl D. Cecil...............................................  1,020,699(2)(3)        70.9%
Louis J. Corna..............................................  1,127,501(2)(3)(4)     78.4%
Ronald E. Kimbrough.........................................  1,127,501(2)(3)(4)     78.4%
Ted P. Stokely..............................................  1,020,699(2)           70.9%
Martin L. White.............................................    345,728(2)           24.0%
All Directors and Executive Officers as a group (7
  individuals)..............................................  1,127,501(2)(3)(4)     78.4%

---------------

(1) Percentages are based upon 1,438,945 shares of Common Stock outstanding at April 24, 2003.

(2) Includes 345,728 shares owned by TCI of which the Directors and executive officers of IORI may be deemed to be beneficial owners by virtue of their positions as directors and executive officers of TCI.

(3) Includes 409,935 shares owned by EQK and 265,036 shares owned by IOAC, of which the executive officers of IORI may be deemed to be beneficial owners by virtue of their positions as executive officers of ARI and BCM and of which Messrs. Cecil and Stokely may be deemed to be beneficial owners by virtue of their positions as directors of ARI, the parent company of EQK and IOAC. The Directors and executive officers of IORI disclaim beneficial ownership of such shares.

(4) Includes 106,802 shares owned by BCM, of which the executive officers of IORI may be deemed to be beneficial owners by virtue of their positions as executive officers of BCM.

CERTAIN BUSINESS RELATIONSHIPS

     In February 1989, the Board of Directors voted to retain BCM as IORI's advisor. BCM is a company of which Messrs. Branigan, Corna and Kimbrough serve as executive officers. BCM is indirectly owned by a trust for the children of Gene E. Phillips. Mr. Phillips is not an officer or director of BCM, but serves as a representative of the trust, is involved in daily consultation with the officers of BCM and has significant influence over the conduct of BCM's business, including the rendering of advisory services and the making of investment decisions for itself and IORI.

     Affiliates of BCM have provided property management services to IORI. Currently, Triad provides such property management services. The general partner of Triad is BCM. Triad subcontracts the property - level management and leasing of IORI's five office buildings and one commercial property owned by a real estate partnership in which IORI and TCI are partners to Regis, a related party.

     Affiliates of BCM have provided brokerage services, on a non-exclusive basis, for IORI and received brokerage commissions in accordance with a brokerage agreement. Currently, Regis performs such brokerage services.

     The Directors and officers of IORI also serve as directors and officers of TCI. The Directors owe fiduciary duties to such entity as well as to IORI under applicable law. TCI has the same relationship with BCM as IORI. BCM also serves as advisor to ARI. Messrs. Cecil and Stokely serve also as directors of ARI. Messrs. Branigan, Corna and Kimbrough serve as executive officers of ARI.

RELATED PARTY TRANSACTIONS

     Historically, IORI has engaged in and may continue to engage in business transactions, including real estate partnerships, with related parties. Management believes that all of the related party transactions represented the best investments available at the time and were at least as advantageous to IORI as could have been obtained from unrelated third parties.

     In January 2002, IORI purchased 100 percent of the outstanding common shares of Rosedale Corporation ("Rosedale"), a wholly-owned subsidiary of ARI, for $5.1 million in cash. Rosedale owned the 83,331 sq. ft. Rosedale Towers Office Building in Roseville, Minnesota. ARI guaranteed that the asset would produce at least a 12 percent return annually of the purchase price for a period of three years from the purchase date. If the asset failed to produce the 12 percent return, ARI shall pay IORI any shortfall. Management has classified this related party transaction as a note receivable from ARI. In the first quarter of 2002, after reviewing the property's fair value after costs to sell, even though ARI has guaranteed the 12 percent return, IORI recognized a provision for loss on the note receivable of $767,000. In December 2002, the Rosedale Towers Office Building was sold for $7.2 million. IORI received $3.5 million of the proceeds after the payment of the first lien debt and various closing costs. IORI recognized an additional loss of $801,000 on its note.

     In February 2002, IORI funded a $2.0 million mortgage loan as a participation agreement with TCI. The loan was secured by a second lien on a retail center in Montgomery County, Texas. The note receivable bore interest at 16.0% per annum, required monthly interest only payments of $47,000 and matured in February 2002. In February 2002, the loan was extended until April 2002. In April 2002, IORI extended the loan until July 2002, with IORI receiving $8,500 as an extension fee. In July 2002, the loan was extended until September 2002, with IORI receiving $8,500 as an extension fee. Also in July 2002, IORI received a $500,000 principal paydown on the note. In August 2002, the note was paid off including accrued but unpaid interest.

     IORI is a partner with TCI in the Tri-City Limited Partnership, Nakash Income Associates and TCI Eton Square, L.P. TCI owns 345,728 shares of IORI, an approximate 24.0 percent interest.

     In 2002, IORI paid BCM and its affiliates and related parties $714,000 in advisory fees, $169,000 in net income fees, $262,000 in mortgage brokerage and equity refinancing fees, $397,000 in real estate brokerage fees and $262,000 in property management and construction supervision fees and leasing commissions, net of property management fees paid to subcontractors, other than Regis. In addition, as provided in the Advisory Agreement, BCM received cost reimbursements of $246,000 in 2002.

     In addition, from time-to-time, IORI has made advances to BCM, that generally have not had specific repayment terms and have been reflected in IORI's financial statements as other assets or other liabilities from affiliates. At December 31, 2002, IORI had advanced BCM, ARI and TCI $1.7 million, $3.5 million and $5.3 million, respectively.

     Restrictions on Related Party Transactions. Article FOURTEENTH of IORI's Articles of Incorporation provides that IORI shall not, directly or indirectly, contract or engage in any transaction with (1) any director, officer or employee of IORI, (2) any director, officer or employee of the advisor, (3) the advisor or (4) any affiliate or associate (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any of the aforementioned persons, unless (a) the material facts as to the relationship among or financial interest of the relevant individuals or persons and as to the contract or transaction are disclosed to or are known by the Board of Directors or the appropriate committee thereof and (b) the Board of Directors or committee thereof determines that such contract or transaction is fair to IORI and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of independent directors of IORI entitled to vote thereon.

     Article FOURTEENTH defines an "independent director" as one who is neither an officer or employee of IORI nor a director, officer or employee of IORI's advisor.

                         SELECTION OF AUDITORS FOR 2003

     On the recommendation of the Audit Committee, the Board of Directors has selected BDO Seidman, LLP as the auditors for IORI for the 2003 fiscal year. IORI's auditors for the 2002 fiscal year were BDO Seidman, LLP. A representative of BDO Seidman, LLP is expected to attend the Annual Meeting. Fees paid to BDO Seidman LLP for the last audit of annual financial statements and reviews of financial statements included in IORI's Forms 10-Q during 2002 were $45,156. All other fees paid to BDO Seidman LLP were $5,295 and included tax preparation assistance.

                                 OTHER MATTERS

     Management knows of no other matters that may properly be, or that are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

                              FINANCIAL STATEMENTS

     The audited financial statements of IORI, in comparative form for the years ended December 31, 2002, 2001 and 2000, are contained in the 2002 Annual Report to Stockholders. However, such report and the financial statements contained therein are not to be considered part of this solicitation.

                            SOLICITATION OF PROXIES

     THIS PROXY STATEMENT IS FURNISHED TO STOCKHOLDERS TO SOLICIT PROXIES ON BEHALF OF THE DIRECTORS OF IORI. The cost of soliciting proxies will be borne by IORI. Directors and officers of IORI may, without additional compensation, solicit by mail, in person or by telecommunication. In addition, IORI has retained Georgeson Shareholder Communications ("GSC") to assist in the solicitation of proxies. An agreement with GSC provides that it will distribute materials relating to the solicitation of proxies, contact stockholders to confirm receipt of materials and answer questions relating thereto. GSC is to be paid a base fee of $7,500 plus out - of - pocket expenses and is to be indemnified against certain liability incurred as a result of the provision of such services.

                           PROPOSALS BY STOCKHOLDERS

     Stockholder proposals for our Annual Meeting to be held in 2004 must be received by us by December 29, 2003, and must otherwise comply with the rules promulgated by the Securities and Exchange Commission to be considered for inclusion in our proxy statement for that year. Any stockholder proposal, whether or not to be included in our proxy materials, must be sent to our Corporate Secretary at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

                            ------------------------

COPIES OF IORI'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INCOME OPPORTUNITY REALTY INVESTORS, INC., 1800 VALLEY VIEW LANE, SUITE 300, DALLAS, TEXAS 75234,
ATTENTION: DIRECTOR OF INVESTOR RELATIONS.

                                            By Order of the Board of Directors

                                            /s/ RONALD E. KIMBROUGH
                                            Ronald E. Kimbrough
                                            Acting Principal Executive Officer,
                                            Executive Vice President and
                                            Chief Financial Officer

THE BOARD OF DIRECTORS OF IORI RECOMMENDS THAT YOU VOTE FOR THE FOUR NOMINEES ON THE ENCLOSED PROXY. REGARDLESS OF HOW YOU WISH TO VOTE YOUR SHARES, YOUR BOARD OF DIRECTORS URGES YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY OR VOTE BY TELEPHONE OR THROUGH THE DESIGNATED INTERNET SITE.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                   INCOME OPPORTUNITY REALTY INVESTORS, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 10, 2003

         The undersigned hereby appoints RONALD E. KIMBROUGH and ROBERT A. WALDMAN, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to be at the Annual Meeting of Stockholders of INCOME OPPORTUNITY REALTY INVESTORS, INC., to be held on Tuesday, June 10, 2003, at 10:00 a.m., or at any adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

            (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)

                                                  ANNUAL MEETING OF STOCKHOLDERS OF

                                              INCOME OPPORTUNITY REALTY INVESTORS, INC.

                                                            JUNE 10, 2003

                                                     Please date, sign and mail
                                                       your proxy card in the
                                                      envelope provided as soon
                                                            as possible.

                                        - Please detach and mail in the envelope provided. -

-----------------------------------------------------------------------------------------------------------------------------------
            THE BOARD OF DIRECTORS OF INCOME OPPORTUNITY REALTY INVESTORS, INC. RECOMMENDS A VOTE FOR THE FOUR NOMINEES.
    PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             FOR   AGAINST  ABSTAIN

1. Election of Directors:                              2. OTHER BUSINESS: I AUTHORIZE the                    [ ]     [ ]      [ ]
                                                          aforementioned proxies in their discretion
                                                          to vote upon such other business as may
                           NOMINEES:                      properly come before the Annual Meeting and
[ ] FOR ALL NOMINEES       [ ] Ted P. Stokely             any adjournments thereof.
                           [ ] Henry A. Butler
[ ] WITHHOLD AUTHORITY     [ ] Earl D. Cecil           WHEN A PROXY CARD IS PROPERLY EXECUTED AND RETURNED,
    FOR ALL NOMINEES       [ ] Martin L. White         THE SHARES REPRESENTED THEREBY WILL BE VOTED IN FAVOR
                                                       OF THE ELECTION OF EACH OF THE NOMINEES, UNLESS
[ ] FOR ALL EXCEPT                                     AUTHORITY TO VOTE FOR ANY SUCH NOMINEE IS
    (See instructions below)                           SPECIFICALLY WITHHELD. THERE WILL BE NO CUMULATIVE
                                                       VOTING FOR THE ELECTION OF DIRECTORS. IF ANY NOMINEE
                                                       IS UNABLE TO SERVE OR WILL NOT SERVE (AN EVENT WHICH
                                                       IS NOT ANTICIPATED), THEN THE PERSON ACTING PURSUANT
                                                       TO THE AUTHORITY GRANTED UNDER THE PROXY WILL CAST
                                                       VOTES FOR THE REMAINING NOMINEES AND, UNLESS THE
                                                       BOARD OF DIRECTORS TAKES ACTION TO REDUCE THE NUMBER
                                                       OF DIRECTORS, FOR SUCH OTHER PERSON(S) AS HE OR SHE
                                                       MAY SELECT IN PLACE OF SUCH NOMINEES.

                                                       YOUR PROXY IS IMPORTANT. PLEASE INDICATE YOUR SUPPORT
INSTRUCTION: To withhold authority to vote             FOR THE BOARD OF DIRECTORS BY MARKING THE BOXES FOR
             for any individual nominee(s),            ELECTION OF THE FOUR DIRECTORS. PLEASE SIGN, DATE AND
             mark "FOR ALL EXCEPT" and fill in the     MAIL THIS CARD TODAY IN THE ENCLOSED ENVELOPE. IF NOT
             circle next to each nominee you wish      OTHERWISE MARKED ABOVE, YOUR PROXY WILL BE VOTED FOR
             to withhold, as shown here:               THE ELECTION OF THE FOUR NOMINEES. THIS PROXY REVOKES
                                                       ALL PREVIOUS PROXIES.


To change the address on your account,
please check the box at right and
indicate your new address in the
address space above. Please note that    [ ]
changes to the registered name(s) on
the account may not be submitted
via this method.

Signature of Stockholder                          Date:            Signature of Stockholder                          Date:
                         ------------------------        --------                           -----------------------        --------
NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.